                                                                   EXHIBIT 2.1


                                December 22, 1997




U.E. Patrick
Chairman of the Board of Directors
American Racing Series, Inc.
1395 Wheaton Avenue
Troy, MI  48093

Dear Mr. Patrick:

         This letter will serve to confirm the intentions of Championship Auto Racing Teams, Inc., a Delaware corporation ("CART") to enter into a Definitive Purchase Agreement ("Purchase Agreement") to acquire all of the issued and outstanding shares of common stock of American Racing Series, Inc. ("ARS") and certain assets of BP Automotive, Ltd. ("B.P."). Consummation of the transactions discussed in this letter will be subject to the basic conditions precedent hereinafter set forth:

         1. PURCHASE OF STOCK OF ARS - CART and the shareholders of ARS will enter into a mutually acceptable Definitive Purchase Agreement providing for the acquisition by CART of 100% of the issued and outstanding shares of stock in ARS.

         2. ACQUISITION OF ASSETS OF B.P. - CART will enter into a mutually acceptable Purchase Agreement with respect to the acquisition of certain assets of B.P., as set forth on Exhibit A attached hereto and incorporated herein.

         3. PURCHASE PRICE - The purchase price for the stock of ARS and the assets of B.P. payable by CART shall be $10,000,000. The purchase price is to be allocated to the parties based upon their mutual agreement and paid as follows:

                  a.       CART shall pay $7,000,000 at closing.

                  b. The remaining $3,000,000 of the purchase price shall be paid to ARS shareholders and B.P. at $1,000,000 per year for three years, subject to the attainment of certain performance criteria as follows:

                           (i) Five Hundred Twenty Two Thousand Five Hundred Dollars ($522,500.00) per year for three years for sponsorship agreements that are not currently contracted. ARS will be entitled to continue to solicit sponsors in all categories until September 1, 1998 to meet the guarantee. After September 1, 1998, ARS agrees to discontinue any sales efforts;

                           (ii) Two Hundred Thousand Dollars ($200,000.00) related to promoter fees for the Penske tracks for the 1998 and 1999 seasons;

                           (iii) Engines leases and rebuilds based on 30 paid leases per year for two (2) years;

                           (iv) Wheel sales of Fifty One Thousand Three Hundred Dollars ($51,300.00) per year for three years;

                           (v) Parts and chassis commissions of Three Hundred Fifty Thousand Dollars ($350,000.00) per year for two (2) years;

                           (vi) The annual average performance criteria guarantee for the items outlined above are as follows:

                                                                  1998              1999         2000
                                                                  ----              ----         ----

                                    Engine Lease              $1,380,000        $1,380,000
                                    Rebuilds                   1,440,000         1,440,000
                                    Sponsorship                  522,500           522,500      522,500
                                    Promoter Fees
                                    Penske Tracks                200,000           200,000
                                    Wheel Sales (net)             51,300            51,300       51,300
                                    Commissions                  350,000           350,000
                                                             -----------        ----------     --------
                                                              $3,943,800        $3,943,800     $573,800

                           (vii) In the event that there is an annual shortfall to the above number, the annual payments by CART will be reduced dollar for dollar by the shortfall. If the annual average is met on a multi-year basis, any previous shortfall to the One Million Dollar ($1,000,000.00) annual payment will be reimbursed to ARS stockholders and B.P. ARS will increase the Engine Lease payments and engine rebuilds by a reasonable amount for 1999.


                  c. The shareholders of ARS and B.P. shall be granted options to purchase 100,000 shares of the common stock of CART at the initial public offering price. These options will vest one year from the date of the initial public offering, subject to ARS meeting the 1998 performance criteria of $3,943,800. If the performance criteria is not met, the shareholders and B.P. may pay CART the deficiency and thus meet the performance criteria. These options may be exercised at any time within 5 years after they vest.

                  d. DIRECTED SHARES - The shareholders of ARS and B.P. shall be granted the right to purchase up to $1,000,000 of CART's common stock at the initial public offering price.

         4. REPRESENTATIONS AND WARRANTIES - The shareholders of ARS and BP shall make standard representations and warranties customary to a transaction of this type, including, but not limited to:

                  a.       Conduct of the business pending closing;
                  b.       Organization and standing of ARS and BP;

                  c. ARS's capitalization share ownership and financial statements;

                  d. B.P.'s share ownership and financial statements, including the accuracy of financial statements.

                  e. Title to properties owned, absence of litigation, unasserted claims.

                  f. Other typical disclosure, including no material adverse changes in the business, assets, liabilities, etc., and no other transactions other than in the normal course of business.

         5. CONDITIONS PRECEDENT TO CLOSING. The Purchase Agreement shall provide that the obligations of the parties to consummate the Purchase Agreement will be subject to the satisfaction of certain conditions, including the following:

                  a.       Completion of the CART initial public offering.
                  b. Representations and warranties contained in the Purchase Agreement will continue to be true and correct in all material respects as of the closing.
                  c. No material adverse changes in the business condition of ARS or BP.

         6. DISTRIBUTIONS PRIOR TO CLOSING. The parties agree that, prior to the closing of the Purchase Agreement, ARS shall distribute to its shareholders all cash, accounts receivable, accounts payable, the ARS airplane, the hanger and the partnership interests with respect to the Melbourne property. The cash distributed shall be adjusted to reflect any obligations that ARS may have with respect to engine deposits unearned income related to 1998 and beyond or other matters recorded on ARS's financial statements which reflect future obligations of ARS.

         7. COVENANT NOT TO COMPETE. U.E. Patrick and Roger Bailey will enter into a covenant not to compete for a period of five (5) years from the Closing, which will provide that neither U.E. Patrick or Roger Bailey will form a race series that directly competes with ARS.

         8. CLOSING AND EFFECTIVE DATE. Closing and the effective date will occur not later than 10 business days after the closing of the CART initial public offering.

         9. TAX ELECTION. ARS agrees to a Section 338(h)(10) under the Internal Revenue Code on terms mutually acceptable to all parties.

         10. ACCESS TO BOOKS AND RECORDS AND DUE DILIGENCE. Prior to the execution of the Definitive Purchase Agreement, ARS shareholders and B.P. shall afford CART's officers, attorneys, accountants and other authorized representatives free and full access, on reasonable notice, and during normal business hours to all management, personnel, offices, properties, books and records so that CART may have a reasonable opportunity to make such investigations as it desires into the management, business, properties and affairs of ARS and B.P. ARS and B.P. shall furnish to CART financial and operating data and other information, including legal documents regarding their business as CART reasonably requests. In the event that CART discovers issues related to the business of ARS or B.P. which adversely effect the business of ARS or the value thereof, CART shall have the right to terminate this letter of intent.

         10. NON-SOLICITATION. Until the Definitive Purchase Agreement has been executed or 60 days from the date hereof, ARS and B.P. will not: (i) solicit from any outside sources, acquisition proposals relating to ARS or B.P. or their assets or stock; or (ii) entertain or discuss any acquisition proposals from any unsolicited outside sources relating to ARS or B.P.

         This letter is intended to be a binding letter of intent, therefore constitute a legally binding enforceable contract among the parties pertaining to the subject matter hereof, which all parties agree to reduce to a definitive purchase agreement as expeditiously as possible, but no later than January 15, 1998.

         If you are in agreement with the foregoing, and this letter of intent is acceptable to you and the parties that you represent, please confirm by signing a copy of this letter and returning it to me no later than December 22, 1997.
                             Sincerely yours,

                             CHAMPIONSHIP AUTO RACING TEAMS, INC.


                             By: /s/ RANDY DZIERZAWSKI
                                --------------------------------------
                                Randy Dzierzawski, Vice President


         Accepted and agreed to this 22nd day of December, 1997.

                             AMERICAN RACING SERIES, INC.


                             By: /s/ U.E. Patrick
                                ---------------------------------------
                                      U.E. Patrick
                                      Chairman of the Board of Directors


                             /s/ U.E. Patrick
                                ---------------------------------------
                                U.E. Patrick, on behalf of himself, Steve
                                Patrick, Mark Patrick, Rick Patrick, Sherry
`                               Patrick-Burke



                             /s/ Roger Bailey
                                ---------------------------------------
                                Roger Bailey



                             B.P.  AUTOMOTIVE

                             By: /s/ Roger Bailey
                                ---------------------------------------
                                Roger Bailey, President